Exhibit 10(j)

GUARANTY

GUARANTY, dated as of December 21, 2001 (this "Guaranty"), from PPL ENERGY SUPPLY, LLC, a Delaware limited liability company (the "Guarantor"), in favor of LMB FUNDING, LIMITED PARTNERSHIP, a Delaware limited partnership (the "Lessor"), and its successors and assigns.

WHEREAS, the Guarantor wishes to induce the Lessor to enter into a certain Agreement for Lease (as defined below) and Lease (as defined below) with an Affiliate (as defined below) of the Guarantor; and

WHEREAS, the Lessor is unwilling to enter into the Agreement for Lease or the Lease unless the Guarantor enters into this Guaranty;

NOW, THEREFORE, in order to induce the Lessor to enter into the Agreement for Lease and the Lease, the Guarantor hereby agrees as follows:

SECTION 1

DEFINED TERMS;
RULES OF CONSTRUCTION

1.1 Definitions. As used in this Guaranty, capitalized terms defined in the preamble and other Sections of this Guaranty shall have the meanings set forth therein, terms defined in Exhibit A shall have the meanings set forth therein, and capitalized terms used herein or in Exhibit A but not otherwise defined herein or in Exhibit A shall, except as otherwise provided in the Agreement for Lease or the Lease, have the meanings set forth in the Lease, for any period on or after the Effective Date (as defined in the Lease) or the Agreement for Lease, for any period prior thereto.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

1.3 Use of Certain Terms. Unless the context of this Guaranty requires otherwise, the plural includes the singular, the singular includes the plural, and "including" has the inclusive meaning of "including without limitation." The words "hereof," "herein," "hereby," "hereunder" and other similar terms of this Guaranty refer to this Guaranty as a whole and not exclusively to any particular provision of this Guaranty. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

1.4 Headings and References. Section and other headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Guaranty. Unless otherwise provided, references to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles, Sections, Schedules and Exhibits of this Guaranty. References to this Guaranty and any other Operative Document include this Guaranty and the other Operative Documents as the same may be modified, amended, restated or supplemented from time to time pursuant to the provisions hereof or thereof. A reference to any law shall mean that law as it may be amended, modified or supplemented from time to time, and any successor law. A reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the provisions in this Guaranty governing the assignment of rights and obligations under or the binding effect of any provision of this Guaranty.

SECTION 2

GUARANTY

2.1 Guaranty. Subject to the terms and conditions in this Guaranty, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Lessor and each Assignee that (a) all Payment Obligations will be promptly paid in full as and when due in accordance with the terms thereof whether at the stated due date, by acceleration or otherwise, and (b) the Lessee will duly and punctually perform, comply with and observe all Covenant Obligations as and when required in accordance with the terms thereof, in each case, without regard to whether such Obligation is direct or indirect, absolute or contingent, now or hereafter existing or owing, voluntary or involuntary, created or arising by contract, operation of law or otherwise or incurred or payable before or after commencement of any proceedings by or against the Lessee under any Bankruptcy law. In case of the failure of the Lessee punctually to perform any Obligation, the Guarantor hereby agrees to cause such Obligation to be performed as and when required.

Notwithstanding any modification, discharge or extension of any of the Obligations or any amendment, modification, stay or cure of the rights or remedies of the Lessor and each Assignee which may occur in any Bankruptcy or reorganization case or proceeding concerning the Lessee, the Guarantor agrees, solely for purposes of this Guaranty and its obligations hereunder, to pay and perform the Obligations and to discharge its other obligations under this Guaranty and under the Operative Documents in accordance with the terms of this Guaranty and the Operative Documents.

2.2 Guaranty Absolute. This Guaranty is an absolute, unlimited and continuing guaranty of performance and payment (and not of collection) of the Obligations. This Guaranty is in no way conditioned upon any attempt to collect from the Lessee or upon any other event or contingency, and shall be binding upon and enforceable against the Guarantor without regard to the validity or enforceability of any Operative Document, or of any term thereof.

The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties, notwithstanding any provision in the Operative Documents limiting the liability of any Person, or any agreement by any Assignee to look for payment with respect thereto, solely to certain property and other collateral as described in the Operative Documents. Without limiting the foregoing, it is agreed and understood that (a) repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Lessee shall be in default with respect to the Obligations under the terms of any Operative Document, and (b) notwithstanding the recovery hereunder for or in respect of any given default with respect to the Obligations by the Lessee under the Operative Documents, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default with respect to the Obligations.

2.3 Reinstatement. In case any Operative Document shall be terminated as a result of the rejection thereof by any trustee, receiver or liquidating agent of the Lessee or any of its properties in any Bankruptcy or similar proceeding, the Guarantor's obligations hereunder shall continue to the same extent as if such agreement had not been so rejected. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment to the Lessor of the Obligations or any part thereof is rescinded or must otherwise be returned by the Lessor upon the Bankruptcy of the Lessee, or otherwise, as though such payment to the Lessor had not been made.

2.4 Enforcement. The Guarantor shall pay all costs, expenses and damages incurred (including reasonable attorneys' fees and disbursements) in connection with the enforcement of the Obligations to the extent that such costs, expenses and damages are owed and not paid by the Lessee and, to the extent such amounts are payable under the indemnification obligations pursuant to Section 11 of the Lease or Section 12 of the Agreement for Lease, in connection with the enforcement of the obligations of the Guarantor under this Guaranty.

2.5 Guaranty Not Subject to Setoff, etc. The obligations of the Guarantor hereunder shall not be subject to any counterclaim, setoff, deduction or defense (other than payment or performance) based upon any claim the Guarantor or the Lessee may have against the Lessor or any claim the Guarantor may have against the Lessee or any other Person and shall remain in full force and effect without regard to, and shall not be released, discharged, reduced or in any way affected by any circumstance or condition whatsoever (whether or not the Guarantor shall have any knowledge or notice thereof) which might constitute a legal or equitable discharge or defense including, but not limited to, (a) the amending, modifying, supplementing or terminating (by operation of law or otherwise), expressly or impliedly, of any Operative Document, or any other instrument applicable to the Lessee or to its Obligations, or any part thereof; (b) any failure on the part of the Lessee to perform or comply with any term of any Operative Document or any failure of any other Person to perform or comply with any term of any Operative Document; (c) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of any Operative Document or this Guaranty, whether or not the Lessor, the Lessee or the Guarantor has notice or knowledge of any of the foregoing; (d) any Bankruptcy or similar proceeding with respect to the Lessor, the Guarantor or the Lessee, or their respective properties or their creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (e) any furnishing or acceptance of additional security or any release of any security (and the Guarantor authorizes the Lessor to furnish, accept or release said security); (f) any limitation on the liability or Obligations of the Lessee under any Operative Document (except as expressly set forth therein) or any termination (by operation of law or otherwise), cancellation (by operation of law or otherwise), frustration or unenforceability, in whole or in part, of any Operative Document, or any term thereof; (g) any lien, charge or encumbrance on or affecting the Guarantor's, the Lessor's or the Lessee's respective assets and properties; (h) any act, omission or breach on the part of the Lessor or any Assignee under any Operative Document, or any other agreement at any time existing between the Lessor and the Lessee or any other law, governmental regulation or other agreement applicable to the Lessor or any Obligation; (i) any claim as a result of any other dealings among the Lessor, any Assignee, the Guarantor or any of them; (j) the assignment or transfer of this Guaranty, any Operative Document (whether or not in accordance with and subject to the terms thereof) or any other agreement or instrument referred to in any Operative Document or applicable to the Lessee or the Obligations by the Guarantor or the Lessor to any other Person; (k) any change in the name of the Lessor, any Assignee, the Lessee or any other Person; (l) any subleasing or further subleasing of the Project or any part thereof, or any redelivery, repossession, sale, transfer or other disposition, surrender or destruction of the Project or any part thereof; (m) the transfer, assignment, mortgaging or purported transfer, assignment or mortgaging of all or any part of the interest of the Lessor, its successors or assigns, or the Lessee in the Project; (n) any failure of title with respect to the interest of the Lessor or the Lessee, or their respective successors and assigns, in the Project; (o) any defect in the compliance with specifications, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, or any interruption or cessation in the use of or failure to complete, the Project or any portion thereof by the Lessee or any other Person for any reason whatsoever (including, without limitation, any governmental prohibition or restriction, condemnation, requisition, seizure or any other act on the part of any governmental or military authority, or any act of God or of the public enemy, or any Event of Loss), and regardless of the duration thereof (even though such duration would otherwise constitute a frustration of the Lease), whether or not without fault on the part of the Lessee or any other Person; (p) any merger or consolidation of the Lessee or the Guarantor into or with any other Person or any direct or indirect sale, lease or transfer of any other assets of the Lessee or the Guarantor to any other Person; (q) any change in the ownership of any shares of capital stock or other equity interests of the Guarantor or the Lessee (including any such change which results in the Guarantor no longer owning (directly or indirectly) membership interests in the Lessee); or (r) any other event or circumstance whatsoever (other than payment and performance in full of the Obligations).

2.6 Waiver. The Guarantor unconditionally waives, to the extent permitted by applicable law: (a) notice of any of the matters referred to in Section 2 hereof; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including notice of the acceptance of this Guaranty by the Lessor or any Assignee, or the creation, renewal, extension, modification or accrual of the Obligations or notice of any other matters relating thereto, any presentment, demand, notice of dishonor, protest or nonpayment of any damages or other amounts payable under any Operative Document; (c) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of any Operative Document, including diligence in collection or protection of or realization upon the Obligations or any part thereof or any collateral therefor; (d) any requirement of diligence; (e) any requirement to mitigate the damages resulting from a default or other termination under any Operative Document, except that this shall not relieve the Lessor or such Assignee of any such obligation; (f) the occurrence of every other condition precedent to which the Guarantor or the Lessee may otherwise be entitled, except as provided in any Operative Document; and (g) the right to require the Lessor or such Assignee to proceed against the Lessee or any other Person liable on the Obligations, to proceed against or exhaust security held from the Lessee or any other Person, or to pursue any other remedy in the Lessor's power whatsoever, and the Guarantor waives the right to have the property of the Lessee first applied to the discharge of the Obligations.

The Lessor or any Assignee may, at its election, exercise any right or remedy it might have against the Lessee or any security held by the Lessor or such Assignee, including the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of the Guarantor hereunder, except to the extent the Obligations have been indefeasibly paid or satisfied, and the Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of the Guarantor against the Lessee or any such security, whether resulting from such election by the Lessor or such Assignee or otherwise. The Guarantor waives any defense arising by reason of any disability or other defense (other than payment or performance) of the Lessee, or by reason of the cessation from any cause whatsoever of the liability, either in whole or in part, of the Lessee to the Lessor or any Assignee for the Obligations.

The Guarantor understands that the Lessor's or any Assignee's exercise of certain rights and remedies contained in the Operative Documents may affect or eliminate the Guarantor's rights of subrogation against the Lessee and that the Guarantor may therefore incur partially or totally nonreimbursable liability hereunder; nevertheless, the Guarantor hereby authorizes and empowers the Lessor, its successors, endorsees and/or assignees (including each Assignee), to exercise in its or their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of the Guarantor that its obligations hereunder shall be absolute, irrevocable, independent and unconditional under any and all circumstances.

The Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Lessee and of all other circumstances bearing upon the risk of nonpayment of the Obligations and agrees that neither the Lessor nor any Assignee shall have any duty to advise the Guarantor of information regarding any condition or circumstance or any change in such condition or circumstance. The Guarantor acknowledges that neither the Lessor nor any Assignee has made any representation to the Guarantor concerning the financial condition of the Lessee.

SECTION 3

COVENANTS OF THE GUARANTOR

3.1 Affirmative Covenants. So long as any of the Obligations shall remain outstanding, the Guarantor covenants to the Lessor and each Qualifying Assignee as follows:

3.1.1 Existence as a Limited Liability Company. Subject to the rights of the Guarantor under Section 3.2.1 hereof, the Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

3.1.2 Ownership of Lessee. The Guarantor shall own (directly or indirectly) beneficially and of record at least fifty percent (50%) of the voting membership interests of the Lessee.

3.1.3 Financial and Business Information. The Guarantor will deliver or otherwise make available to the Lessor, the Collateral Trustee and each Qualifying Assignee:

(a) Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Guarantor (other than the last quarterly fiscal period of each such fiscal year), commencing with the quarter ended March 31, 2002, copies of all quarterly financial information that would be required to be contained in a filing with the SEC on Form 10-Q, including a "Management's Discussion Analysis of Financial Condition and Results of Operations;

(b)Annual Statements -- within 120 days after the end of each fiscal year of the Guarantor, commencing with the fiscal year ended December 31, 2001, copies of all annual financial information that would be required to be contained in a filing with the SEC on Form 10-K, including a "Management's Discussion Analysis of Financial Condition and Results of Operations" and a report on the annual financial statements by the Guarantor's certified independent accountants;

(c) SEC and Other Reports -- promptly, and in any event within thirty (30) days upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Guarantor to public securities holders generally, (ii) all current reports that the Guarantor is required to file with the SEC on Form 8-K, and (iii) each regular, periodic or current report and each registration statement (without exhibits except as expressly requested by the Lessor or such Qualifying Assignee and other than registration statements on Form S-8 or any successor form), and each final prospectus and all amendments thereto filed by the Guarantor with the SEC; and

(d) Requested Information -- with reasonable promptness, and in any event within thirty (30) days after request and receipt of the confidentiality agreement described below, such other data and information relating to the business, operations, affairs, financial condition or assets of the Guarantor and its Material Subsidiaries, as from time to time may be reasonably requested by the Lessor or any Qualifying Assignee, other than, in each case, information that the Guarantor is prohibited from disclosing under applicable laws or regulations, and, subject in each case, to the requirement that each such Person requesting such data or information sign the Guarantor's customary confidentiality agreement with respect to any proprietary or confidential information sought to be examined or received.

3.1.4 Officer's Certificates. Each set of financial statements delivered to the Lessor, the Collateral Trustee and each Qualifying Assignee pursuant to Section 3.1.3(a) or Section 3.1.3(b) hereof shall be accompanied by (a) a certificate of the chief financial officer or chief accounting officer of the Guarantor stating whether a Termination Event (as defined in the Lease) shall have occurred on the date of such financial statements and setting forth in reasonable detail the calculations required to establish the existence or non-existence of such Termination Event; and (b) an Officer's Certificate to the effect that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the affairs of the Guarantor and its Material Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Potential Default or Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Guarantor or such Material Subsidiary shall have taken or proposes to take with respect thereto.

3.1.5 Inspection. The Guarantor shall permit the representatives of the Lessor and each Qualifying Assignee:

(a) No Event of Default -- whether or not any Event of Default under the Lease or the Agreement for Lease then exists, at the expense of such Person and upon reasonable prior notice to the Guarantor and during normal business hours, and subject to the requirement that each such representative sign the Guarantor's customary confidentiality agreement, to visit the principal executive office of the Guarantor, to discuss the affairs, finances and accounts of the Guarantor, its Material Subsidiaries and the Lessee with the Guarantor's officers, and (with the consent of the Guarantor, which consent will not be unreasonably withheld) its independent public accountants; provided, however, that the Lessor and each Qualifying Assignee shall only be entitled to make one such visit in any twelve (12) month period; and

(b) Event of Default -- if an Event of Default under the Lease or the Agreement for Lease then exists, at the expense of the Guarantor and upon reasonable prior notice to the Guarantor, to further visit and inspect any of the offices or properties of the Guarantor or the Lessee, and to examine their respective books of account, records and reports, in each case relating to the business, operations, affairs, financial condition or assets of the Guarantor and its Material Subsidiaries or the Lessee or relating to the ability of the Guarantor to perform its obligations under this Guaranty or the Consent and Agreement (as defined in the Note Purchase Agreement) of Guarantor or the ability of the Lessee to perform its obligations under the Lease, the Agreement for Lease or the Lessee Note (but other than information that the Guarantor is prohibited from disclosing under applicable laws), at such times and as often as may be reasonably requested, subject to the requirement that each such representative sign the Guarantor's customary confidentiality agreement with respect to any proprietary or confidential information sought to be examined or discussed;

Any visit, inspection or examination referred to in this Section 3.1.5 shall occur in the presence of a representative of the Guarantor and during normal business hours. Any such representative shall, throughout any such inspection or examination, comply with all applicable Guarantor and Project rules, regulations and procedures.

3.1.6 Compliance with Law. The Guarantor will comply, and will cause each of its Material Subsidiaries to comply, with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, all environmental laws), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance could not reasonably be expected to have a Material Adverse Effect.

3.1.7 Insurance. The Guarantor will maintain, or cause to be maintained, insurance with financially sound (determined in the reasonable judgment of the Guarantor) and responsible companies in such amounts (and with such risk retentions) and against such risks as is usually carried by owners of similar businesses and properties in the same general area in which the Guarantor and its Material Subsidiaries operate.

3.1.8 Maintenance of Properties. The Guarantor will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in their respective businesses in good working order and condition, subject to ordinary wear and tear, unless the Guarantor determines in good faith that the continued maintenance of any of such properties is no longer economically desirable and so long as the failure to so maintain such properties would not reasonably be expected to have a Material Adverse Effect.

3.2 Negative Covenants. So long as any of the Obligations shall remain outstanding, without the consent of the Lessor and the Majority Holders, the Guarantor covenants to the Lessor and each Qualifying Assignee as follows:

3.2.1 Mergers and Consolidations.

(a) The Guarantor shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) the Person formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Guarantor, substantially as an entirety shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by execution and delivery of instruments reasonably satisfactory to the Lessor and the Collateral Trustee, the obligations of the Guarantor under this Guaranty and the performance of every covenant of this Guaranty on the part of the Guarantor to be performed or observed;

(ii) immediately after giving effect to such transaction, no Event of Default and no Potential Default shall have occurred and be continuing; and

(iii) the Guarantor shall have delivered to the Lessor and the Collateral Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or other transfer or lease and such assumption instrument delivered in connection therewith complies with this Section 3.2.1 and that all conditions precedent herein provided for and relating to such transactions have been complied with.

(b) Upon any consolidation by the Guarantor with or merger by the Guarantor into any other Person or any conveyance or other transfer or lease of the properties and assets of the Guarantor substantially as an entirety in accordance with Section 3.2.1(a) above, the successor Person formed by such consolidation or into which the Guarantor is merged or the Person to which such conveyance, or other transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Guaranty with the same effect as if such successor Person had been named as the Guarantor herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of and released from all obligations and covenants under this Guaranty and the Obligations outstanding hereunder (unless the Guarantor shall have delivered to the Lessor and the Collateral Trustee an instrument waiving such relief and release), and the Lessor and the Collateral Trustee shall acknowledge in writing that the Guarantor has been so relieved and released.

(c) For purposes of clarification and not in limitation of the provisions of this Section 3.2.1, nothing in this Guaranty shall be deemed to prevent or restrict:

(i) any consolidation or merger after the consummation of which the Guarantor would be the surviving or resulting corporation, or

(ii) any conveyance or other transfer, or lease of any part of the properties of the Guarantor which does not constitute the entirety, or substantially the entirety, thereof, or

(iii) the approval by the Guarantor of, or the consent by the Guarantor to, any consolidation or merger of any direct or indirect subsidiary or affiliate of the Guarantor, or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets.

3.2.2 Asset Sales. Except for the sale of the properties and assets of the Guarantor substantially as an entirety pursuant to Section 3.2.1 above, and other than assets required to be sold to conform with governmental requirements, the Guarantor shall not, and shall not permit any of its Subsidiaries to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 15% of the consolidated assets of the Guarantor and its consolidated Subsidiaries as of the beginning of the Guarantor's most recently ended full fiscal quarter; provided, however, that any such Asset Sale will be disregarded for purposes of the 15% limitation specified above:

(a) if any such Asset Sale is in the ordinary course of business;

(b) to the extent that such assets are worn out or are no longer useful or necessary in connection with the operation of the business of the Guarantor or its Subsidiaries;

(c) to the extent such assets are being transferred to a Wholly-Owned Subsidiary of the Guarantor;

(d) to the extent any such assets subject to any such Asset Sale involve transfers of assets of or equity interests in connection with (i) the formation of any joint venture between the Guarantor or any of its Subsidiaries and any other entity, or (ii) any project development and acquisition activities; and

(e) if the proceeds thereof (i) are, within 12 months of such Asset Sale, invested or reinvested by the Guarantor or any Subsidiary in a Permitted Business, (ii) are used by the Guarantor or a Subsidiary to repay Debt of the Guarantor or such Subsidiary, or (iii) are retained by the Guarantor or its Subsidiaries.

In addition, if, prior to any Asset Sale that otherwise would cause the 15% limitation to be exceeded, Moody's and S&P confirm the then long-term current senior unsecured debt rating of the Guarantor, after giving effect to such sale, such Asset Sale shall also be disregarded for purposes of the foregoing limitations.

3.2.3 Liens.

(a) The Guarantor shall not create, incur or assume any Lien (other than Permitted Liens) upon any property of the Guarantor, whether now owned or hereafter acquired, in order to secure any Debt of the Guarantor. The foregoing agreement shall not restrict the ability of Subsidiaries or Affiliates of the Guarantor to create, incur or assume any Lien upon their properties or assets.

(b) The provisions of Section 3.2.3(a) above shall not prohibit the creation, issuance, incurrence or assumption of any Lien if either:

(i) the Guarantor shall make effective provision whereby all Obligations then outstanding shall be secured equally and ratably with all other Debt then outstanding under such Lien; or

(ii) the Guarantor shall deliver to the Collateral Trustee bonds, notes or other evidence of indebtedness secured by the Lien which secures such Debt (hereinafter called "Secured Obligations") (A) in an aggregate principal amount equal to the aggregate principal amount of the Obligations then outstanding, (B) maturing (or being subject to mandatory redemption) on such dates and in such principal amounts that, at each stated maturity of the Obligations then outstanding, there shall mature (or be redeemed) Secured Obligations equal in principal amount to such Obligations then to mature and (C) containing, in addition to any mandatory redemption provisions applicable to all Secured Obligations outstanding under such Lien and any mandatory redemption provisions contained therein pursuant to clause (B) above, mandatory redemption provisions correlative to the provisions, if any, for the mandatory redemption (pursuant to a sinking fund or otherwise) of the Obligations or for the redemption thereof at the option of the holder of such Obligation, as well as a provision for mandatory redemption upon an acceleration of the maturity of all Obligations then outstanding following an Event of Default (such mandatory redemption to be rescinded upon the rescission of such acceleration); it being expressly understood that such Secured Obligations (1) may, but need not, bear interest, (2) may, but need not, contain provisions for the redemption thereof at the option of the issuer, any such redemption to be made at a redemption price or prices not less than the principal amount thereof and (3) shall be held by the Collateral Trustee for the benefit of the holders of the Obligations from time to time outstanding subject to such terms and conditions relating to surrender to the Guarantor, transfer restrictions, application of payments of principal and interest and other matters as shall be set forth in an indenture, security agreement, assignment or other agreement hereto specifically providing for the delivery to the Collateral Trustee of such Secured Obligations.

(c) If the Guarantor shall elect the option described in Section 3.2.3(b) above, the Guarantor shall deliver to the Collateral Trustee (with copies to the Lessor):

(i) any appropriate security agreements, indentures and intercreditor arrangements, whereby all Obligations then outstanding shall be secured by the Lien referred to in Section 3.2.3(b) above equally and ratably with all other indebtedness secured by such Lien or providing for the delivery to the Collateral Trustee of Secured Obligations; and

(ii) an Officer's Certificate (A) stating that, to the knowledge of the signer, (1) no Event of Default has occurred and is continuing and (2) no event has occurred and is continuing which entitles the secured party under such Lien to accelerate the maturity of the indebtedness outstanding thereunder and (B) stating the aggregate principal amount of indebtedness issuable, and then proposed to be issued, under and secured by such Lien; and

(iii) an Opinion of Counsel (A) if the Obligations then outstanding are to be secured by such Lien, to the effect that all such Obligations then outstanding are entitled to the benefit of such Lien equally and ratably with all other indebtedness outstanding under such Lien or (B) if Secured Obligations are to be delivered to the Collateral Trustee, to the effect that such Secured Obligations have been duly issued under such Lien and constitute valid obligations, entitled to the benefit of such Lien equally and ratably with all other indebtedness then outstanding under such Lien.

SECTION 4

REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Lessor and each Noteholder that:

4.1 Status. The Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company authority to make and perform this Guaranty.

4.2 Authority; No Conflict The execution and delivery by the Guarantor of this Guaranty has been duly authorized by all necessary limited liability company action and does not violate (a) any provision of law or regulation, or any decree, order, writ or judgment applicable to it, (b) any provision of its limited liability company agreement, or (c) result in the breach of or constitute a default under any indenture or other agreement or instrument to which the Guarantor is a party.

4.3 Governmental Approvals. No consent, approval or authorization of any Governmental Authority is required for the execution and delivery by the Guarantor of this Guaranty, except such consents, approvals or authorizations as have been obtained prior to the making of this Guaranty and are in full force and effect.

4.4 Legality. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms except to the extent limited by (a) Bankruptcy, insolvency, fraudulent conveyance or reorganization laws or by other laws relating to or affecting the enforceability of creditors' rights generally and general principles which may limit the right to obtain equitable remedies regarding whether enforcement is considered in a proceeding of law or equity or (b) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

4.5 Disclosure. The information contained in the Private Placement Memorandum dated November 2001 (the "Memorandum") concerning the Guarantor under captions "Credit Support", "Strategic Importance of the Project to PPL Energy LLC", "Description of Participants", Appendix B, Appendix C, Appendix D and Appendix E and the information contained in the Addendum comprised of the Guarantor's Confidential Offering Circular dated October 16, 2001, its financial statements for the quarter ended September 30, 2001, together with the Management Discussion and Analysis of Financial Condition and Results of Operations for the same quarter and the Guarantor's Registration Statement on Form S-4 dated and filed as of December 7, 2001 (such portions of the Memorandum, the Addendum and such Registration Statement, the "Guarantor Information"), are true and correct in all material respects as of the date of the Memorandum (except to the extent such information expressly relates specifically to an earlier date, in which case such information is true and correct as of such earlier date), and the Guarantor Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading, in light of the circumstances under which they were made; provided, however, that no representation is given or made with regard to (a) any forecasts or projections of any kind included therein or omitted therefrom, (b) any information, assumptions or conclusions contained in any expert reports (including any reports from Stone & Webster Consultants, ICF Consulting and any rating agencies) or the summaries thereof, or (c) the descriptions of the tax consequences to the holders of the Notes. The Guarantor is not obligated to supplement any information or projection or other materials referred to in this Section 4.5 after the date hereof.

4.6 Material Subsidiaries. Set forth in Schedule 4.6 hereto is a correct list, as of the date hereof, of the Material Subsidiaries of the Guarantor, together with, for each such Material Subsidiary, the jurisdiction of organization of each such Subsidiary. As of the date of this Guaranty, (a) all of the Voting Stock of each such Material Subsidiary is owned directly by the Guarantor and (b) each such Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate or other organizational powers to carry on its business as now conducted. The Guarantor is not obligated to supplement any information referred to in this Section 4.6 after the date hereof.

4.7 Financial Statements. The Guarantor has furnished to the Lessor and each Note Purchaser copies of:

(a) The consolidated balance sheet of the Guarantor's predecessors as of December 31, 2000 and the related consolidated statements of income and cash flows for the fiscal year then ended; and

(b) The unaudited consolidated balance sheet of the Guarantor and its predecessors or consolidated subsidiaries, as applicable, as of March 31, 2001, June 30, 2001 and September 30, 2001 and the related unaudited consolidated statements of income and cash flows for the three, six and nine months then ended.

The financial statements contained in such documents fairly present the financial position, results of operations and consolidated statements of cash flows of the Guarantor as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP.

4.8 Changes. Since December 31, 2000, there has been no change in the business, assets, financial condition or operations of the Guarantor and its consolidated subsidiaries, considered as a whole, that would have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty. The Guarantor is not obligated to supplement any information referred to in this Section 4.8 after the date hereof.

4.9 Compliance with Laws. To the knowledge of the Guarantor, the Guarantor and each of its Material Subsidiaries is in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, environmental laws and the requirements of any permits issued under such environmental laws), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance would not reasonably be expected to materially and adversely affect its ability to perform any of its obligations under this Guaranty. The Guarantor is not obligated to supplement any information or other materials referred to in this Section 4.9 after the date hereof.

4.10 Ownership of Lessee. Not less than fifty percent (50%) of the voting membership interests of the Lessee is owned (directly or indirectly) beneficially and of record by the Guarantor.

4.11 Litigation. Except as disclosed in or contemplated by the reports referred to in Schedule 4.11 hereto, in the financial or other information referred to in Section 3.1.3 or 4.7 hereof or otherwise furnished in writing to the Lessor, no litigation, arbitration or administrative proceeding against the Guarantor is pending, or to the Guarantor's knowledge, threatened, which, if determined adversely, would materially and adversely affect the ability of Guarantor to perform any of its obligations under this Guaranty. To the knowledge of the Guarantor, there is no litigation, arbitration or administrative proceedings pending, or threatened, which questions the validity of this Guaranty.

4.12 Tax Returns and Payments. The Guarantor and each of its Material Subsidiaries have filed or caused to be filed all Federal, state, local and foreign income tax returns required to have been filed by them and have paid or caused to be paid all income taxes shown to be due on such returns except income taxes that are being contested in good faith by appropriate proceedings and for which there shall have been set aside on the books of the Guarantor or its Material Subsidiaries, as the case may be, appropriate reserves with respect thereto, in accordance with GAAP, or that would not reasonably be expected to have a Material Adverse Effect.

4.13 Rights to Properties. The Guarantor and its Material Subsidiaries have good and valid fee, leasehold, easement or other right, title or interest in or to all the properties necessary to the conduct of their business as conducted on the date hereof and as presently proposed to be conducted, except to the extent the failure to have such rights or interests would not have a Material Adverse Effect.

4.14 Offering of the Notes and this Guaranty, etc. Neither the Guarantor nor anyone authorized to act on its behalf has offered this Guaranty or the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Note Purchasers and not more than 125 other institutional investors (all such other investors being "accredited investors" as defined under Rule 501(a) of the Securities Act). Neither the Guarantor nor anyone authorized to act on its behalf has taken, or will take, any action that would subject the execution and delivery of this Guaranty or the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

SECTION 5

MISCELLANEOUS

5.1 Payments. Each payment by the Guarantor under this Guaranty shall be made in immediately available funds to or on the order of the Lessor or any applicable Assignee, as the case may be, in each case without setoff or counterclaim; provided that, no such payment shall be deemed a waiver of any rights the Guarantor may have against the Lessor or the Lessee.

5.2 Parties. This Guaranty shall inure to the benefit of the Lessor and each Assignee and its and their respective successors, assigns or transferees, and shall be binding upon the Guarantor and its successors and assigns. The Guarantor may not delegate any of its duties under this Guaranty without the prior written consent of the Lessor and each Assignee. Upon notice to the Guarantor, the Lessor and its successors, assigns and transferees may assign its or their rights and benefits under this Guaranty to (a) any financial institutions providing financing to the Lessor in connection with the Agreement for Lease and the Lease or any trustee for such financial institutions, and (b) any purchaser or transferee of all or a substantial portion of the rights and interests of the Lessor and its successors, assigns or transferees in and to the Project.

5.3 Notices. All notices, offers, acceptances, approvals, waivers, requests, demands and other communications hereunder shall be in writing, shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by express courier service (including Federal Express, DHL, Airborne Express, and other similar express delivery services), (c) in the event overnight delivery services are not readily available, if mailed through the United States Postal Service, postage prepaid, registered or certified with return receipt requested, or (d) if sent by telecopy and confirmed; provided, that in the case of a notice by telecopy, the sender shall in addition confirm such notice by writing sent in the manner specified in clauses (a), (b) or (c) of this Section 5.3. All notices shall be effective upon receipt by the addressee; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. For the purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that any party shall have the right to change its address for notice hereunder to any other location by giving written notice to the other party in the manner set forth herein. The initial addresses of the parties hereto are as follows:

If to the Lessor:

LMB Funding, Limited Partnership

c/o ML Leasing Equipment Corp.

Controller's Office

95 Greene Street, 7th Floor

Jersey City, New Jersey 07302

Attention: Kira Toone Meertens

Telecopier: (201) 671-4511

Telephone: (201) 671-0334

With a copy to:

ML Leasing Equipment Corp.

c/o ML Leasing Equipment Corp.

Controller's Office

95 Greene Street, 7th Floor

Jersey City, New Jersey 07302

Attention: William Fuhs

If to the Guarantor:

PPL Energy Supply, LLC

Two North Ninth Street

Allentown, PA 18101

Attention: Treasurer

Telecopier: (610) 774-5987

Telephone: (610) 774-5235

With a copy to:

PPL Global, LLC

11350 Random Hills Road

Suite 400

Fairfax, VA 22030

Attention: Chief Counsel

Telecopier: (703) 293-9227

Telephone: (703) 293-2614

5.4 Remedies. The Guarantor stipulates that the remedies at law in respect of any default or threatened default by the Guarantor in the performance of or compliance with any of the terms of this Guaranty may not be adequate, and that any of such terms may be specifically enforced by a decree for specific performance or by an injunction against violation of any such terms or otherwise.

5.5 Right to Deal with the Lessee. At any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of the Guarantor hereunder, the Lessor or Assignee may deal with the Lessee in the same manner and as fully and as if this Guaranty did not exist and shall be entitled, among other things, to grant the Lessee, without notice or demand and without affecting the Guarantor's liability hereunder, such extension or extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of payment or any part thereof contained in or arising under any Operative Document, or to waive any Obligation of the Lessee to perform any act or acts as the Lessor or Assignee may deem advisable.

5.6 Subrogation. The Guarantor shall be subrogated to all rights of the Lessor and each Assignee in respect of any amounts paid by the Guarantor on account of such Obligations pursuant to the provisions of this Guaranty; provided, however, that the Guarantor will not exercise any rights which it may acquire by way of subrogation hereunder, by any payment made hereunder or otherwise, until all of the Obligations have been indefeasibly paid in full in cash and performed in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in cash, such amount shall be held in trust for the benefit of the Lessor and Assignee and shall forthwith be paid as provided in Section 5.1 hereof to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Operative Documents. If (a) the Guarantor shall make payment to the Lessor, Assignee or any successor, assignee or transferee of the Lessor or Assignee of all or any part of the Obligations and (b) all the Obligations shall be indefeasibly paid in full in cash, the Lessor or any such successor, assignee or transferee of the Lessor will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse as set forth in Section 30 of the Lease, and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

5.7 Survival of Representations, Warranties, etc. All representations, warranties, covenants and agreements made herein and in statements or certificates delivered pursuant hereto shall survive any investigation or inspection made by or on behalf of the Lessor or Assignee and shall continue in full force and effect until all of the obligations of the Guarantor under this Guaranty shall be fully performed in accordance with the terms hereof including, without limitation, the payment and performance in full of all Obligations.

5.8 Governing Law and Consent to Jurisdiction; Waiver of Jury Trial. THIS GUARANTY HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK. THE GUARANTOR AND LESSOR AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY THE LAWS OF THE STATE OF NEW YORK, THIS GUARANTY, AND THE RIGHTS AND DUTIES OF THE GUARANTOR AND LESSOR HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, IN RESPECT OF ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THE GUARANTOR HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTIES, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS GUARANTY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTY OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE AND DOES NOT PRECLUDE LESSOR OR ANY ASSIGNEE FROM OBTAINING JURISDICTION OVER THE GUARANTOR IN ANY COURT OTHERWISE HAVING JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. THE GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS GUARANTY OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. THE GUARANTOR AND LESSOR EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATED TO THIS GUARANTY. THE GUARANTOR AND LESSOR ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 5.8 HAVE BEEN BARGAINED FOR AND THAT THEY HAVE BEEN REPRESENTED BY COUNSEL IN CONNECTION THEREWITH.

5.9 Severability. If any term of this Guaranty or any application thereof shall be invalid or unenforceable, the remainder of this Guaranty and any other application of such term shall not be affected thereby. Any term of this Guaranty may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the Guarantor and Lessor, and consented to by each Assignee.

5.10 Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.11 No Merger. There shall be no merger of this Guaranty and the Lease by reason of the fact that the same person, firm or entity is, directly or indirectly, the Guarantor and a lessee under the Lease or acquires or holds the leasehold estate created by the Lease or any part of such leasehold estate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be executed and delivered as of the day and year first above written.

PPL ENERGY SUPPLY, LLC,

as Guarantor

By:___________________________

Name: James E. Abel

Title: Treasurer

Acknowledged and Agreed:

LMB FUNDING, LIMITED PARTNERSHIP

By: LMB Capital, Inc.,

its General Partner

By: ____________________________

Name: William R. Fuhs

Title: Vice President and

Assistant Secretary

EXHIBIT A

DEFINED TERMS

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct generally the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Agreement for Lease" means the Agreement for Lease, dated as of December 21, 2001, between the Lessor, as owner, and the Lessee, as agent, as the same may be amended or supplemented from time to time in accordance with its terms.

"Asset Sale" shall mean any sale of any assets of the Guarantor or its Subsidiaries including by way of the issue by the Guarantor or any of its Subsidiaries of equity interests in such Subsidiaries.

"Assignee" means the Collateral Trustee or any successor to the Collateral Trustee.

"Authorized Officer" means the President, any Vice President, the Treasurer, or any other Person duly authorized by the Guarantor to act in respect of matters relating to this Guaranty.

"Bankruptcy" means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy. A "Voluntary Bankruptcy" means, with respect to any Person, (a) the insolvency (however evidenced) of such Person, (b) an admission of insolvency or bankruptcy by such Person, (c) the commencement by such Person of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of such Person or of any substantial part of such Person's property, (e) the making by such Person of an assignment for the benefit of creditors, (f) the failure of such Person generally to pay its debts as such debts become due, or (g) the taking of corporate action by such Person in furtherance of any such actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entry of a decree or order for relief in respect of such Person by a court having jurisdiction in the premises or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or of any substantial part of such Person's property, or ordering the winding up or liquidation of such Person's affairs, in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and such decree or order remains unstayed and in effect for sixty (60) consecutive days; or the commencement against such Person of an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and the continuance of any such case unstayed and in effect for a period of sixty (60) consecutive days.

"Collateral Trustee" means State Street Bank and Trust Company of Connecticut, National Association, in its capacity as collateral trustee under the Indenture of Trust, Security Agreement and Collateral Assignment of Contracts, dated as of December 21, 2001, entered into by the Lessor and the Collateral Trustee, pursuant to which the Lessor has granted a security interest in certain collateral to the Collateral Trustee, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

"corporation" means a corporation, association, company, joint stock company or limited liability company or business trust, and references to "corporate" and other derivations of "corporation" herein shall be deemed to include appropriate derivations of such entities, except that with respect to Section 3.2.1(a) hereof, "corporation" shall be deemed to refer to a corporation or a limited liability company.

"Covenant Obligations" means all obligations (other than Payment Obligations), covenants and undertakings of the Lessee contained in the Operative Documents.

"Debt" with respect to any Person, means (i) indebtedness of such Person for borrowed money evidenced by a bond, debenture, note or other similar written instrument or agreement by which such Person is obligated to repay such borrowed money and (ii) any guaranty by such Person of any such indebtedness of another Person. "Debt" does not include, among other things, (a) indebtedness of such Person under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services, (b) any trade obligations (including obligations under agreements relating to the purchase and sale of any commodity, including power purchase or sale agreements, and any commodity hedges or derivatives regardless or whether such transaction is a "financial" or physical transaction) or other obligations of such Person in the ordinary course of business, (c) obligations of such Person under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of such Person under generally accepted accounting principles, or (d) liabilities secured by any Lien on any property owned by such Person if and to the extent that such Person has not assumed or otherwise become liable for the payment thereof.

"Event of Default" means any of the following events shall occur and be continuing:

(a)The Guarantor shall fail to pay any amount due under this Guaranty (i) within five (5) days of when the same becomes due and payable in the case of payments owing on account of obligations by the Lessee to pay Basic Rent, Make-Whole Premium or Modified Call Premium; and (ii) within ten (10) days of when the same becomes due and payable with respect to other amounts due by the Lessee; or

(b)The Guarantor shall fail to perform or observe (i) any term, covenant or agreement contained in Section 3.2 hereof if the failure to perform or observe such term, covenant or agreement shall remain unremedied for ten (10) Business Days after written notice thereof shall have been given to the Guarantor by the Lessor or Assignee; or (ii) any other term, covenant or agreement contained in this Guaranty on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for sixty (60) days after written notice thereof shall have been given to the Guarantor by the Lessor or Assignee or the Majority Holders, unless the Collateral Trustee, or the Collateral Trustee and the Majority Holders, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Collateral Trustee or the Collateral Trustee and the Majority Holders, as the case may be, shall be deemed to have agreed to an extension of such period (not to exceed one hundred eighty (180) days) if corrective action is initiated by the Guarantor within such period and is being diligently pursued; or

(c)The occurrence of a matured event of default, as defined in any instrument of the Guarantor under which there may be issued or evidenced any Debt of the Guarantor, that has resulted in the acceleration of such Debt in excess of $25,000,000, or any default in payment of Debt in excess of $25,000,000 at final maturity, after the expiration of any applicable grace or cure periods; provided, however, that the waiver or cure of any such default under any such instrument of Debt shall constitute a waiver and cure of the corresponding default under this clause (c) and the rescission and annulment of the consequences thereof shall constitute a rescission and annulment of the corresponding consequences under this clause (c); provided, further, that no Event of Default shall be deemed to have occurred under this clause (c) if the General Partner or its Affiliates, the Lessor's limited partners or their Affiliates or the lenders party to any Financing Arrangement or their respective Affiliates, either collectively or individually, has controlled (by vote, contract or otherwise) the acceleration of such Indebtedness prior to its stated maturity; or

(d)The Guarantor shall default in any payment of principal of or interest on any Debt of the Guarantor having a then outstanding principal balance in excess of $40,000,000 in the aggregate, beyond the period of grace, if any, under the provisions of any instrument or instruments or agreement or agreements pursuant to which such Debt was created; or

(e)The Guarantor shall fail, within sixty (60) days, to pay, bond or otherwise discharge any final judgment or order for the payment of money in excess of $25,000,000 entered against the Guarantor by a court of competent jurisdiction, that is not stayed on appeal or otherwise being appropriately contested in good faith; or

(f)The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State Bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Guarantor a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of sixty (60) consecutive days; or

(g)The commencement by the Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Guarantor to the entry of a decree or order for relief in respect of the Guarantor in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Guarantor, or the filing by the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or of any substantial part of its property, or the making by the Guarantor of an assignment for the benefit of creditors, or the admission by the Guarantor in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Guarantor; or

(h)This Guaranty ceases to be in full force and effect prior to the termination hereof in accordance with its terms or the Guarantor asserts that the Guaranty is not in full force and effect.

"GAAP" means generally accepted accounting principles in the United States applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Guarantor's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

"Indemnification Obligations" means any amount or amounts due to any Indemnified Person from the Lessee pursuant to Section 11 of the Lease and Section 12 of the Agreement for Lease.

"Lease" means the Lease Agreement, dated as of December 21, 2001, between the Lessor and the Lessee, as the same may be amended or supplemented from time to time in accordance with its terms.

"Lessee" means Lower Mount Bethel Energy, LLC, a Delaware limited liability company.

"Lessee Note" means the Promissory Note, dated December 21, 2001, from the Lessee, as borrower, in favor of the Lessor, as lender, evidencing the advances made by the Lessor to the Lessee thereunder, and any promissory note or notes of the Lessee issued in substitution thereof.

"Lien" means any lien, mortgage, deed of trust, pledge or security interest, in each case, intended to secure the repayment of Debt, except for any Permitted Lien.

"Majority Holders" has the meaning specified in the Note Purchase Agreement.

Material" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Guarantor and its Subsidiaries taken as a whole.

"Material Adverse Effect" means a material adverse effect on (i) the business, assets, financial condition or operations of the Guarantor and its Subsidiaries, taken as a whole, (ii) the Guarantor's ability to perform its obligations under this Guaranty or (iii) the validity or enforceability of this Guaranty.

"Material Subsidiary" means PPL Global, LLC, a Delaware limited liability company, PPL EnergyPlus, LLC, a Delaware limited liability company, or PPL Generation, LLC, a Delaware limited liability company.

"Moody's" means Moody's Investors Service, Inc. and its successors and assigns, or absent a successor, such other nationally recognized statistical rating organization as the Guarantor may designate.

"Notes" means the 8.05% Senior Secured Notes due 2013 and the 8.30% Senior Secured Notes due 2013, issued by the Lessor pursuant to the Note Purchase Agreement.

"Noteholder" means the Person in whose name a Note is registered from time to time.

"Note Purchaser" has the meaning specified in the Note Purchase Agreement.

"Note Purchase Agreement" means, collectively, the several Note Purchase Agreements, each dated as of December 21, 2001, between the Lessor and the purchasers named in Schedule I thereto, as the same may be amended, restated, modified or supplemented from time to time.

"Obligations" means Payment Obligations and Covenant Obligations, individually and collectively.

"Officer's Certificate" means a certificate signed by an Authorized Officer of the Guarantor.

"Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Guarantor and who shall be acceptable to the Lessor and Assignee.

"Operative Documents" means this Guaranty, the Lease, the Agreement for Lease, the Ground Lease (as defined in the Lease), the Pledge Agreement and the Management Agreement (each as defined in the Agreement for Lease), the Note Purchase Agreement, the Notes, the Collateral Indenture, the Merrill Leasing Shortfall Agreement and the Merrill Lynch Support Letter (each as defined in the Note Purchase Agreement).

"Payment Obligations" means all amounts stated in the Operative Documents to be payable by the Lessee in respect of (a)(i) an Event of Loss, Event of Default or Event of Project Termination (as each such term is defined in the Agreement for Lease), (ii) an Event of Loss or Event of Default (as each such term is defined in the Lease) and (iii) any other termination or expiration of the Agreement for Lease and the Lease, including, without limitation, a termination of the Agreement for Lease pursuant to the terms of subsections 11.2 and 11.4 and Section 14 of the Agreement for Lease, and a termination of the Lease or purchase of the Project, as the case may be, pursuant to the terms of Section 12, Section 13, Section 15, Section 16 and Section 19 of the Lease; (b) Basic Rent, Additional Rent, Acquisition Cost, Adjusted Acquisition Cost, Make-Whole Premium and Modified Call Premium; (c) all amounts due under the Lessee Note; and (d) all amounts of Indemnification Obligations, in each case, notwithstanding any rejection of the Agreement for Lease or Lease by the Lessee or a trustee in any Federal or state Bankruptcy or other similar proceeding and any limit imposed in any such proceeding or by statute or other applicable law on the amounts payable under the Agreement for Lease or Lease by the Lessee.

"Permitted Business" means a business that is the same or similar to the business of the Guarantor or any Subsidiary as of the date hereof, or any business reasonably related thereto.

"Permitted Liens" means:

(i)any Liens existing as of December 21, 2001;

(ii)any vendors' Liens, purchase money Liens and other Liens on property at the time of acquisition thereof by the Guarantor and Liens to secure or provide for the construction or improvement of property provided that no such Lien shall extend to or cover any other property of the Guarantor;

(iii)any Liens on cash or securities (other than limited liability company interests issued by any Material Subsidiary) on hand or in banks or other financial institutions, deposit accounts and interests in general or limited partnerships;

(iv)any Liens on the equity interest of any Subsidiary that is not a Material Subsidiary;

(v)any Liens on property or shares of capital stock, or arising out of any Debt of any corporation existing at the time the corporation becomes or is merged or consolidated into the Guarantor;

(vi)any Liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended (or any successor provision), to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property, provided that such Liens are limited to the property acquired or constructed or improved and to substantially unimproved real property on which such construction or improvement is located; provided further, that the Guarantor may further secure all or any part of such purchase price or the cost of construction or improvement by an interest on additional property of the Guarantor only to the extent necessary for the construction, maintenance and operation of, and access to, such property so acquired or constructed or such improvement;

(vii)any Liens on contracts, leases, operating agreements and other agreements of whatsoever kind and nature; any Liens on contract rights, bills, notes and other instruments; any Liens on revenues, income and earnings, accounts, accounts receivable and unbilled revenues, claims, credits, demands and judgments; any Liens on governmental and other licenses, permits, franchises, consents and allowances; and any Liens on patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights, claims, credits, choses in action and other intangible property and general intangibles including, but not limited to, computer software;

(viii)any Liens securing Debt which matures less than one year from the date of issuance or incurrence thereof and is not extendible at the option of the issuer, and any refundings, refinancings and/or replacements of any such Debt by or with similar secured Debt;

(ix)any Liens on automobiles, buses, trucks and other similar vehicles and movable equipment; and vessels, boats, barges and other marine equipment; airplanes, helicopters, aircraft engines and other flight equipment; parts, accessories and supplies used in connection with any of the foregoing;

(x)any Liens on furniture and furnishings, computers and data processing, data storage, data transmission, telecommunications and other equipment and facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes;

(xi)any Liens on property which are the subject of a lease agreement designating the Guarantor as lessee and all right, title and interest of the Guarantor in and to such property and in, to and under such lease agreement, whether or not such lease agreement is intended as security;

(xii)other Liens securing Debt the principal amount of which does not exceed 10% of the total assets of the Guarantor and its consolidated Subsidiaries as shown on the Guarantor's most recent audited consolidated balance sheet; and

(xiii)any Liens granted in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt secured by liens described in the foregoing clauses (i) through (xii), to the extent of such Debt so extended, renewed, replaced or refinanced.

"Person" means an individual, corporation, partnership, limited liability partnership, joint venture, trust or unincorporated organization or other entity, or a government or any political subdivision, instrumentality or agency thereof.

"Potential Default" means any event that, with the giving of notice, lapse of time or both would constitute an Event of Default.

"Qualifying Assignee" means (i) each Noteholder or other Person originally providing credit support to the Lessor pursuant to a Financing Arrangement (together with the Affiliates of such Noteholder or other Person and any collateral trustee or agent for any thereof), or (ii) any transferee of such Noteholder or other Person which, in either case of (i) or (ii), holds at least $25 million aggregate principal amount of indebtedness under such Financing Arrangement.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors and assigns, or absent a successor, such other nationally recognized statistical rating organization as the Guarantor may designate.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Subsidiary" means any corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Guarantor or by one or more other Subsidiaries of the Guarantor.

"Voting Stock" means stock (or other interests) of a corporation having voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

"Wholly-Owned Subsidiary" means, with respect to any Person at any date, any Subsidiary of such Person in which all of the Voting Stock (except directors' qualifying shares) is at the time, directly or indirectly, owned by such Person.

Schedule 4.6

List of Material Subsidiaries

Material Subsidiary	Jurisdiction of Organization

PPL Generation, LLC	Delaware
PPL EnergyPlus, LLC	Pennsylvania
PPL Global, LLC	Delaware

Schedule 4.11

Litigation

Litigation described in the following reports of PPL Corporation:

Annual Report on Form 10-K for the year ended December 31, 2000.

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

Current Reports on Form 8-K dated January 26, 2001, April 30, 2001, May 11, 2001, June 22, 2001, July 17, 2001, July 31, 2001, August 24, 2001, October 23, 2001 and October 24, 2001.